Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

JOHNSON CONTROLS, INC.

Pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, the existing Articles of Incorporation are hereby amended, superseded and restated to read as follows:

ARTICLE  I

The name of the corporation is Johnson Controls, Inc.

ARTICLE  II

The period of existence of the corporation shall be perpetual.

ARTICLE  III

The corporation is authorized to engage in any lawful activity for which corporations may be organized under Chapter 180 of the Wisconsin Statutes.

ARTICLE  IV

The aggregate number of shares which the corporation shall have authority to issue, the designation of each class of shares, the authorized number of shares of each class and the par value thereof per share, shall be as follows:

Designation of Class	Number of Shares	Par Value
Common	1,000	$0.01

Any and all such shares of Common Stock may be issued for such consideration as shall be fixed from time to time by the Board of Directors.  All shares of the corporation’s common stock shall be equal in all respects. The holders of the corporation’s common stock shall be exclusively entitled to vote with respect to all corporate matters requiring shareholder approval under the Wisconsin Business Corporation Act, including, without limitation, the election of corporate officers and directors.

No holder of any stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.

ARTICLE  V

The registered office of the corporation is located at 8020 Excelsior Drive, Suite 200, Madison, WI 53717 and the name of its registered agent at such address is CT Corporation System.

ARTICLE  VI

The number of directors constituting the initial Board of Directors of the corporation shall be as provided in the By-Laws of the corporation. The number of directors of the corporation may be changed from time to time by the By-Laws of the corporation, but in no case shall be less than one (1).

ARTICLE  VII

(A) The corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(B) The corporation shall indemnify any person who was or is a party threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(C) To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding Sections (A) and (B) of this Article VII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection therewith.

(D) Any indemnification under Sections (A) or (B) of this Article VII, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections. Such determination shall be made:

(1) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding;

(2) If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion;

(3) By the shareholders; or

(4) By the chief legal officer of the corporation only in the following circumstances

(a) the indemnified is a non-officer, non-director employee of the corporation, and

(b) the chief legal officer reasonably concludes that the actions of the indemnified were in accordance with the laws of the U.S. and Wisconsin, meet the requirements of this Article and were in accordance with the current Ethics Policy of the corporation; the chief legal officer reports fully on such decisions to the Audit Committee of the Board of Directors at its next meeting.

(E) Expenses, including attorney’s fees, incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Section (D) upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article VII.

(F) The right to indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(G) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

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These Restated Articles of Incorporation supersede and take the place of the existing Articles of Incorporation and all amendments to the Articles of Incorporation through September 2, 2016.

This document was drafted by:

Alexander M. Whatley

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019